Exhibit 4.2

ONCOR ELECTRIC DELIVERY COMPANY LLC

OFFICER’S CERTIFICATE

1-JSN-1

ESTABLISHING THE FORM AND CERTAIN TERMS OF THE 4.55% JUNIOR

SUBORDINATED NOTES DUE 2056

The undersigned, Kevin R. Fease, Vice President and Treasurer of Oncor Electric Delivery Company LLC (the “Company”) (all capitalized terms used herein which are not defined herein or in Exhibit A hereto, but which are defined in the Indenture referred to below, shall have the meanings specified in the Indenture), pursuant to Board Resolutions dated February 11, 2026 and Sections 201, 301 and 303(a) of the Junior Subordinated Indenture, dated as of May 26, 2026 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), does hereby certify to the Trustee that:

1.

The Securities of the first series to be issued under the Indenture in accordance with this certificate shall be initially issued in a series designated “4.55% Junior Subordinated Notes due 2056” (the “Subordinated Notes”); the Notes shall be issued in substantially the form set forth as Exhibit A hereto.

2.

The Subordinated Notes shall be initially authenticated and delivered in the aggregate principal amount of €850,000,000 (the “Initial Subordinated Notes”); provided, however, that the Company may, without the consent of the Holders of the Initial Subordinated Notes, create and issue additional Subordinated Notes ranking equally with, and otherwise identical in all respects to, the Initial Subordinated Notes (except for the issue date, the issue price therefor, and the date from which interest first accrues thereon), which additional Subordinated Notes shall form a single series with the Initial Subordinated Notes.

3.

The Subordinated Notes shall mature and the principal thereof shall be due and payable together with all accrued and unpaid interest thereon on November 26, 2056 (the “Stated Maturity Date”), and the Company shall not have any right to extend the Stated Maturity Date of the Subordinated Notes as contemplated in Section 301(d) of the Indenture.

4.

All payments of principal, premium, if any, interest and any Additional Amounts (as defined in Exhibit A) on the Subordinated Notes, including payments made upon any redemption pursuant to the terms of the Subordinated Notes, will be made in euro. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Subordinated Notes will be made in US dollars until the euro is again available to the Company or so used. The amount payable on any date in euro will be converted into US dollars at the rate mandated by the US Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the US Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent US dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date, or in the event The Wall Street Journal has not published such exchange rate, such rate as determined in the Company’s sole discretion on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the Subordinated Notes so made in US dollars will not constitute an event of default under the Subordinated Notes or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

5.	The Subordinated Notes shall bear interest as provided in the form thereof set forth as Exhibit A hereto.

6.

Each installment of interest on a Subordinated Note shall be payable as provided in the form thereof set forth as Exhibit A hereto. The Company shall not have any right to extend any interest payment periods for the Subordinated Notes as contemplated in Section 301(e) of the Indenture.

7.

The principal of, premium, if any, and each installment of interest on the Subordinated Notes shall be payable at the office or agency of the Company in London, England. The Bank of New York Mellon, London Branch will initially act as the Paying Agent for the Subordinated Notes; provided, however, that the Company reserves the right to establish or change, by one or more Officer’s Certificates, any such office or agency and such Paying Agent.

8.

The registration of transfers and exchanges in respect of the Subordinated Notes may be effected at the office or agency of the Company in New York City, New York. Notices and demands to or upon the Company in respect of the Subordinated Notes and the Indenture may be served at the office or agency of the Company in New York City, New York. The corporate trust office or agency of the Trustee will initially be the agency of the Company for such registration and registration of transfers and exchanges and service of notices and demands, and the Company hereby appoints the Trustee as its agent for all such purposes; and the Trustee will initially be the Security Registrar; provided, however, that the Company reserves the right to establish or change, by one or more Officer’s Certificates, any such office or agency and such Security Registrar.

9.

So long as all of the Subordinated Notes are held by a securities depository in book-entry form, the Regular Record Date for the interest payable on any given Interest Payment Date with respect to the Subordinated Notes shall be the close of business on the Business Day (as defined in Exhibit A hereto) immediately preceding such Interest Payment Date; provided, however, that if any of the Subordinated Notes are not held by a securities depository in book-entry form, the Regular Record Date will be the close of business on the fifteenth (15th) calendar day immediately preceding such Interest Payment Date (whether or not a Business Day).

10.	The Subordinated Notes will be redeemable at the option of the Company prior to the Stated Maturity Date as provided in the form thereof set forth as Exhibit A hereto.

11.	The Subordinated Notes shall be issuable in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

12.

So long as any Subordinated Notes are Outstanding, the failure of the Company to pay interest, including Additional Interest (as defined in Exhibit A hereto), if any, on any Subordinated Notes within thirty (30) days after the same becomes due and payable (whether or not payment is prohibited by the subordination provisions of Article Fourteen of the Indenture) shall constitute an Event of Default; provided, however, that a valid deferral of the interest payments by the Company as contemplated in Section 312 of the Indenture and paragraph 13 of this certificate shall not constitute a failure to pay interest for this purpose.

13.

Pursuant to Section 312 of the Indenture, so long as no Event of Default under the Indenture has occurred and is continuing with respect to the Securities of any series, the Company shall have the right, at any time and from time to time during the term of the Subordinated Notes, to defer the payment of interest for a period not exceeding five (5) consecutive years, as provided in the form set forth as Exhibit A hereto.

14.

No service charge shall be made for the registration of transfer or exchange of the Subordinated Notes; provided, however, that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange or transfer.

15.

The Subordinated Notes shall be initially issued in global form registered in the name of The Bank of New York Depository (Nominees) Limited, as nominee of The Bank of New York Mellon, London Branch, as common depositary for Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), and delivered by the Trustee on behalf of the Company to The Bank of New York Mellon, London Branch, as common depositary for Euroclear and Clearstream; provided, that the Company reserves the right to provide for another common depositary to act as common depositary for the global Subordinated Notes (The Bank of New York Mellon, London Branch, as common depositary, and any such successor common depositary, and any successor to any thereto, the “Common Depositary”); beneficial interests in Subordinated Notes issued in global form may not be exchanged in whole or in part for individual certificated Subordinated Notes in definitive form, and no transfer of a global Subordinated Note in whole or in part may be registered in the name of any Person other than the Common Depositary or its nominee except that if the Common Depositary has notified the Company that it is unwilling or unable to continue as depositary for the global Subordinated Notes and a successor depositary for such global Subordinated Notes has not been appointed within 90 days, the Company will execute, and the Trustee, upon receipt of a Company Order for the authentication and delivery of definitive Subordinated Notes, will authenticate and deliver Subordinated Notes in definitive certificated form in an aggregate principal amount equal to the aggregate principal amount of the global Subordinated Notes representing such Subordinated Notes in exchange for such global Subordinated Notes, such definitive Subordinated Notes to be registered in the names provided by the Common Depositary; each global Subordinated Note (i) shall represent and shall be denominated in an amount equal to the aggregate principal amount of the outstanding Subordinated Notes to be represented by such global Subordinated Note, (ii) shall be registered in the name of the Common Depositary or its nominee, (iii) shall be delivered by the Trustee to the Common Depositary, its nominee, any custodian for the Common Depositary or otherwise pursuant to the Common Depositary’s instruction and (iv) shall bear a legend restricting the transfer of such global Subordinated Note to any Person other than the Common Depositary or its nominee; none of the Company, the Trustee, any Paying Agent, any Security Registrar or any Authenticating Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, or transfers of, beneficial ownership interests in a global Subordinated Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests; and the Subordinated Notes in global form will contain restrictions on transfer, substantially as described in the form set forth as Exhibit A hereto.

16.

The Subordinated Notes will be initially issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Each Subordinated Note, whether in a global form or in a certificated form, shall bear the non-registration legend in substantially the form set forth in Exhibit A hereto, unless otherwise agreed to by the Company, such agreement to be confirmed in writing to the Trustee. The Bank of New York Depository (Nominees) Limited, the nominee of the Common Depositary, shall be the Holder of each global Subordinated Note for all purposes under the Indenture and the Subordinated Notes, and beneficial owners with respect to such global Subordinated Note shall hold their interests pursuant to applicable procedures of Euroclear and Clearstream, as applicable. The Company, the Trustee and the Security Registrar shall be entitled to deal with The Bank of New York Depository (Nominees) Limited, the nominee of the Common Depositary for all purposes of the Indenture relating to such global Subordinated Note (including the payment of principal, premium, if any, and interest, and the giving of instructions or directions by or to the beneficial owners of such global Subordinated Note) as the sole Holder of such global Subordinated Note and shall have no obligations to the beneficial owners thereof. Nothing in the Indenture, the Subordinated Notes or this certificate shall be construed to require the Company to register any Subordinated Notes under the Securities Act, unless otherwise expressly agreed by the Company, confirmed in writing to the Trustee, or to make any transfer of such Subordinated Notes in violation of applicable law. The Company reserves the right to require such other legends on the Subordinated Notes as it may determine are necessary to ensure compliance with the securities laws of the United States and the states therein and any other applicable laws.

17.

It is contemplated that beneficial interests in Subordinated Notes owned by “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) (“QIBs”) or sold to QIBs in reliance upon Rule 144A under the Securities Act will be represented by one or more separate certificates in global form and will be registered in the name of The Bank of New York Depository (Nominees) Limited as nominee for the Common Depositary for Euroclear and Clearstream and their respective successors; beneficial interests in Subordinated Notes sold in offshore transactions pursuant to Regulation S under the Securities Act will be evidenced by one or more separate certificates in global form and will be registered in the name of The Bank of New York Depository (Nominees) Limited as nominee for the Common Depositary for the accounts of Euroclear and Clearstream Banking and their respective successors.

In connection with any transfer of Subordinated Notes, or of any transfer of a beneficial interest in one global Subordinated Note to another global Subordinated Note, as the case may be, the Trustee, the Security Registrar and the Company shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in relying upon the certificates and other information (in the form attached hereto as Exhibit B) received from the Holders and any transferees of any Subordinated Notes, or from the transferors or transferees of any beneficial interest in a global Subordinated Note transferred to another global Subordinated Note, as the case may be, regarding the validity, legality and due authorization of any such transfer, the eligibility of the transferee to receive such Subordinated Note or such beneficial interest, as the case may be, and any other facts and circumstances related to such transfer.

18.

None of the Company, the Trustee, the Paying Agent or the Security Registrar shall have any liability for any acts or omissions of the Common Depositary, Euroclear or Clearstream, for any Common Depositary, Euroclear or Clearstream records of beneficial interests, for any transactions between the Common Depositary, Euroclear or Clearstream or any participant member of the Common Depositary, Euroclear, Clearstream and/or beneficial owners, for any transfers of beneficial interests in the Subordinated Notes, or in respect of any transfers effected by the Common Depositary, Euroclear or Clearstream or by any participant member of the Common Depositary, Euroclear or Clearstream or any beneficial owner of any interest in any Subordinated Notes held through any such participant member of the Common Depositary, Euroclear or Clearstream.

19.

The Company agrees, and, by acceptance of the Subordinated Notes, each Holder will be deemed to have agreed, to treat the Subordinated Notes as indebtedness for United States federal, state and local tax purposes.

20.

If the Company shall make any deposit of money and/or Eligible Obligations with respect to any Subordinated Notes, or any portion of the principal amount thereof, as contemplated by Section 701 of the Indenture, the Company shall not deliver an Officer’s Certificate described in clause (z) in the first paragraph of said Section 701 unless the Company shall also deliver to the Trustee, together with such Officer’s Certificate, either:

(A) an instrument wherein the Company, notwithstanding the satisfaction and discharge of its indebtedness in respect of such Subordinated Notes, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the Trustee or Paying Agent such additional sums of money, if any, or additional Eligible Obligations (meeting the requirements of Section 701), if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Eligible Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Subordinated Notes or portions thereof, all in accordance with and subject to the provisions of said Section 701; provided, however, that such instrument may state that the obligation of the Company to make additional deposits as aforesaid shall be subject to the delivery to the Company by the Trustee of a notice asserting the deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing, selected by the Trustee, showing the calculation thereof; or

(B) an Opinion of Counsel to the effect that, as a result of a change in law occurring after the date of this certificate, the Holders of such Subordinated Notes, or the applicable portions of the principal amount thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of the Company’s indebtedness in respect thereof and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effectuated.

21.

The Eligible Obligations with respect to the Notes shall be Government Obligations or, pursuant to clause (b) of the definition of Eligible Obligations in the Indenture, Securities denominated in a currency other than Dollars, which are referred to in this certificate as “European Government Obligations”. The term “European Government Obligations” means any security that is (a) a direct obligation of any country that is a member of the European Monetary Union on the Issue Date whose long-term debt is rated “Aa2” or higher by Moody’s or “AA” or higher by S&P or “AA” or higher by Fitch or the equivalent of another internationally recognized rating agency, for the payment of which the full faith and credit of such country is pledged; or (b) an obligation of a person controlled or supervised by or acting as an agency or instrumentality of any such country, the payment of which is unconditionally guaranteed as a full faith and credit obligation by such country, which, in either case of (a) or (b), is not callable or redeemable at the option of the issuer thereof.

22.	The Subordinated Notes shall have such other terms and provisions as are provided in the form thereof set forth as Exhibit A hereto.

23.	No Event of Default under the Indenture has occurred or is occurring.

24.

The undersigned has read all of the covenants and conditions contained in the Indenture relating to the issuance of the Subordinated Notes and the definitions in the Indenture relating thereto and in respect of compliance with which this certificate is made.

25.

The statements contained in this certificate are based upon the familiarity of the undersigned with the Indenture, the documents accompanying this certificate, and upon discussions by the undersigned with officers and employees of the Company familiar with the matters set forth herein.

26.

In the opinion of the undersigned, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenants and conditions have been complied with.

27.

In the opinion of the undersigned, such conditions and covenants, and all conditions precedent provided for in the Indenture (including covenants compliance with which constitutes a condition precedent) relating to the authentication and delivery of the Subordinated Notes as requested in the accompanying Company Order have been complied with.

28.

The exchange of copies of this certificate and of signature pages that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Acrobat Sign), in each case that is approved by the Trustee, shall constitute effective execution and delivery of this certificate for all purposes. Signatures of the Company hereon that are executed by manual signature that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Acrobat Sign), in each case that is approved by the Trustee, shall be deemed to be the original signature of the Company for all purposes of this certificate and may be used in lieu of an original signature manually executed in ink.

Anything in the Indenture or the Securities (including the Subordinated Notes) to the contrary notwithstanding, for the purposes of the transactions contemplated by the Indenture, the Subordinated Notes and any document to be signed in connection with the Indenture or the Subordinated Notes (other than the Subordinated Notes themselves) (including amendments, supplements, waivers, consents and other modifications, Officer’s Certificates, Company Orders and Opinions of Counsel and other issuance, authentication and delivery documents) or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied or faxed or other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Acrobat Sign), in each case that is approved by the Trustee, and contract formations on electronic platforms approved by the Trustee, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be.

IN WITNESS WHEREOF, I have executed this Officer’s Certificate on behalf of the Company this 26th day of May, 2026.

/s/ Kevin R. Fease
Name: Kevin R. Fease
Title: Vice President and Treasurer

[Signature page to Officer’s Certificate – Junior Subordinated Indenture]

EXHIBIT A

[FORM OF SUBORDINATED NOTE]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK SA/NV, AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”), AND CLEARSTREAM BANKING S.A. (“CLEARSTREAM” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”) TO ONCOR ELECTRIC DELIVERY COMPANY LLC OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM, ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, HAS AN INTEREST HEREIN.]

[non-registration legend]

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, AGREES FOR THE BENEFIT OF ONCOR ELECTRIC DELIVERY COMPANY LLC (THE “COMPANY”) THAT THIS SECURITY MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED OTHER THAN (A) (1) TO THE COMPANY, (2) IN A TRANSACTION ENTITLED TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT, (3) SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A (AS INDICATED BY THE BOX CHECKED BY THE TRANSFEROR ON THE CERTIFICATE OF TRANSFER ON THE REVERSE OF THIS SECURITY), (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT (AS INDICATED BY THE BOX CHECKED BY THE TRANSFEROR ON THE CERTIFICATE OF TRANSFER ON THE REVERSE OF THIS SECURITY), (5) IN ACCORDANCE WITH ANOTHER APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY) OR (6) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR IN

ANY OTHER APPLICABLE JURISDICTION. THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, REPRESENTS AND AGREES FOR THE BENEFIT OF THE COMPANY THAT IT IS (1) A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A OR (2) A NON-U.S. PERSON OUTSIDE THE UNITED STATES WITHIN THE MEANING OF, OR AN ACCOUNT SATISFYING THE REQUIREMENTS OF PARAGRAPH (k)(2) OF RULE 902 UNDER, REGULATION S UNDER THE SECURITIES ACT.”

NO.

[144A Global Certificate: ISIN: XS3372006646 / Common Code: 337200664]

[Regulation S Global Certificate: ISIN: XS3372006562 / Common Code: 337200656]

ONCOR ELECTRIC DELIVERY COMPANY LLC

4.55% JUNIOR SUBORDINATED NOTES DUE 2056

ONCOR ELECTRIC DELIVERY COMPANY LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (herein referred to as the “Company”, which term includes any successor Person under the Indenture referred to below), for value received, hereby promises to pay to              or registered assigns, the principal sum of      EUROS (€     ) on November 26, 2056 (the “Stated Maturity Date”). The Company further promises (subject to deferral as set forth herein) to pay interest on the principal sum of this 4.55% Junior Subordinated Note due 2056 (this “Security”) to the registered Holder hereof (i) from, and including, May 26, 2026 to, but not including, November 26, 2031 (the “First Interest Reset Date”) at the rate of 4.55% per annum, (ii) from, and including, the First Interest Reset Date to, but not including, November 26, 2036 (the “First Step-Up Date”) at a rate per annum equal to the Five-Year Swap Rate (as defined herein) plus 1.534% (the “Initial Margin”), (iii) during each Interest Reset Period (as defined herein) from, and including the First Step-Up Date to, but not including, November 26, 2051 (the “Second Step-Up Date”), at a rate per annum equal to the applicable Five-Year Swap Rate plus the Initial Margin plus 0.25%, and (iv) during the Interest Reset Period from, and including, the Second Step-Up Date to, but not including, the Stated Maturity Date, at a rate per annum equal to the applicable Five-Year Swap Rate plus the Initial Margin plus 1.00%, in like coin or currency, annually in arrears on November 26 of each year (each an “Interest Payment Date”) until the principal hereof is paid or duly provided for, such interest payments to commence on November 26, 2026. The interest rate on the Securities of this Series will reset on the First Interest Reset Date and on each fifth anniversary thereof (each, an “Interest Reset Date”). The period from, and including, an Interest Reset Date to, but not including, the next Interest Reset Date (or the Stated Maturity Date with respect to the Interest Reset Date occurring on the Second Step-Up Date) is referred to herein as an “Interest Reset Period.” Interest on the Securities of this series will accrue from and including May 26, 2026 to, but not including, the first Interest Payment Date and thereafter will accrue from and including the last Interest Payment Date to which interest has either been paid or duly provided for to, but not including, the next succeeding Interest Payment Date (each an “Interest Period”) (except that (i) the interest payment which is due on November 26, 2026 shall include interest that has accrued from May 26, 2026), and (ii) if this Security is authenticated during the period that (A) follows any particular Regular Record Date (as defined herein) but (B) precedes the next occurring Interest Payment Date, then the registered Holder hereof shall not be entitled to receive any interest payment with respect to this Security on such next occurring Interest Payment Date). The Company also promises to pay Additional Interest (as defined herein) with respect to an Optional Deferral Period (as defined herein) to the registered Holder of this Security, to the extent payment of such Additional Interest is enforceable under applicable law, on any interest payment that is not made on the applicable Interest Payment Date. No interest or other payment will accrue on the Securities of this series with respect to the day on which the Securities of this series mature. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be payable to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the “Regular Record Date” for such interest installment, which shall be the close of business on the Business Day (for this purpose, a day on which Clearstream Banking S.A. and Euroclear Bank SA/NV, as operator of the Euroclear System, are open for business) immediately preceding such Interest Payment Date so long as all of the Securities of this series are held by a securities depository in book-entry form; provided, however, that if any of the Securities of this series are not held by a securities depository in book-entry form, the Regular Record Date will be the close of business on the fifteenth (15th) calendar day immediately preceding such Interest Payment Date (whether or not a Business Day); and provided, further, that interest payable on the Stated Maturity Date or a Redemption Date will be paid to the same Person to whom the associated principal is to be paid. Any such interest not punctually paid or duly provided for will forthwith cease to be payable to the Person who is the Holder of this Security on such Regular Record Date and may be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date to be fixed by the Trustee for the payment of such Defaulted Interest, notice of which shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of, premium, if any, interest and Additional Interest on this Security shall be made upon presentation of this Security at the office or agency of the Company maintained for that purpose at the office of The Bank of New York Mellon, London Branch (the “Paying Agent”) in London, England, which will initially be the agency of the Company for such payments; provided, however, that, at the option of the Company, interest on this Security may be paid by check mailed to the address of the Person entitled thereto, as such address shall appear on the Security Register or by a wire transfer to an account designated by the Person entitled thereto. The amount of interest payable on this Security for any period will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on this Security (or May 26, 2026 if no interest has been paid on this Security), to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Market Association.

If an Interest Payment Date, a Redemption Date or the Stated Maturity Date of the Securities of this series falls on a day that is not a Business Day, then payment of the interest or principal payable on such Interest Payment Date, Redemption Date or the Stated Maturity Date will be made on the next succeeding day which is a Business Day (and no interest will be paid or other payment made in respect of such delay) with the same force and effect as if made on such date, and no interest on such payment will accrue for the period from and after such Interest Payment Date, Redemption Date or the Stated Maturity Date, as applicable.

Currency Conversion. All payments of principal, premium, if any, interest and any Additional Amounts (as defined herein) in respect of the Securities of this series, including payments made upon any redemption pursuant to the terms of the Securities of this series, will be made in euro. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of this Security will be made in US dollars until the euro is again available to the Company or so used. The amount payable on any date in euro will be converted into US dollars at the rate mandated by the US Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the US Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent US dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date, or in the event The Wall Street Journal has not published such exchange rate, such rate as determined in the Company’s sole discretion on the basis of the most recently available market exchange rate for the euro. Any payment in respect of this Security so made in US dollars will not constitute an event of default under this Security or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

All determinations referred to above made by the Company will be at its sole discretion and will, in the absence of clear error, be conclusive for all purposes and binding on the Holders of the Securities of this series.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture and in the Officer’s Certificate establishing the terms of the Securities of this series.

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under that certain Junior Subordinated Indenture, dated as of May 26, 2026 (herein, together with any amendments thereto, called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture, the Board Resolutions and the Officer’s Certificate creating the series designated on the face hereof (herein called the “Officer’s Certificate”), for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities of this series and of the terms upon which the Securities of this series are, and are to be, authenticated and delivered. The acceptance of this Security shall be deemed to constitute the consent and agreement by the Holder thereof to all of the terms and provisions of the Indenture. This Security is one of the series designated on the face hereof.

Unless all of the outstanding Securities of this series have been or will be redeemed as of the First Interest Reset Date, the Company will appoint a calculation agent (the “Calculation Agent”) with respect to the Securities of this series prior to the Reset Interest Determination Date (as defined herein) preceding the First Interest Reset Date. The Company may assume the duties of the Calculation Agent. The applicable interest rate for each Interest Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. If the Company is not the Calculation Agent for the Securities of this series, the Calculation Agent will notify the Company of the interest rate for the relevant Interest Reset Period promptly upon such determination. The Company will notify the Trustee of such interest rate, promptly upon making or being notified of such determination. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Interest Reset Period beginning on or after the First Interest Reset Date will be conclusive and binding absent manifest error and, notwithstanding anything to the contrary in the Securities of this series and the Officer’s Certificate or the Indenture, will become effective without consent from the Holders of the Securities of this series or any other Person. Such determination of any interest rate and calculation of the amount of interest will be on file at the Company’s principal office and will be made available to any Holder of the Securities of this series upon request. Neither the Trustee nor the Paying Agent will have any obligation with respect to the determination of any interest rate for an Interest Reset Period.

“Five-Year Swap Rate” means, in relation to an Interest Reset Date and the related Reset Interest Determination Date, the euro mid-market swap reference rate for a term of five years as displayed on the Reset Screen Page (as defined herein) at 11:00 a.m. (Frankfurt time) on the Reset Interest Determination Date. In the event that such rate does not appear on the Reset Screen Page on the relevant Reset Interest Determination Date at approximately that time, the Five-Year Swap Rate will be the Reset Reference Bank Rate (as defined herein). If the Reset Reference Bank Rate is unavailable or the Calculation Agent determines that no Reference Bank (as defined herein) is providing offered quotations, the Five-Year Swap Rate will be equal to the last Five-Year Swap Rate available on the Reset Screen Page as determined by the Calculation Agent, or, in the case of the First Interest Reset Date, the rate of 3.023% per annum (the euro mid-market swap reference rate for a term of five-years at the time of pricing of the Securities of this series).

If a Benchmark Event (as defined herein) occurs, the Company, acting in good faith and a commercially reasonable manner, after consulting such sources as the Company deems comparable to any of the foregoing calculations, or any such source as the Company deems reasonable from which to estimate the Five-Year Swap Rate, will determine the Five-Year Swap Rate in the Company’s sole discretion, provided that if the Company determines there is an industry-accepted successor Five-Year Swap Rate, then the Company will direct the Calculation Agent to use such successor rate. If the Company has determined a substitute or successor base rate in accordance with the foregoing, the Company in its sole discretion may determine the business day convention, the definition of “Business Day” and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Swap Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

Benchmark Discontinuation. If a Benchmark Event occurs in relation to the Original Reference Rate (as defined herein) when any interest rate with respect to the Securities of this series remains to be determined by reference to the Original Reference Rate, the Company shall use reasonable efforts to appoint an Independent Adviser (as defined herein), as soon as reasonably practicable (provided that such appointment need not be made effective earlier than 30 days prior to the first date on which the Original Reference Rate is to be used to determine any interest rate), to determine a Successor Rate (as defined herein), or, in the absence of a Successor Rate, an Alternative Rate (as defined herein), and, in either case, an Adjustment Spread (as defined herein) and any Benchmark Conforming Changes (as defined herein).

In making such determination, the Independent Adviser shall act in good faith and in a commercially reasonable manner as an expert. In the absence of bad faith or fraud, the Independent Adviser shall have no liability whatsoever to the Company, the Paying Agent or the Holders of the Securities of this series for any determination made by it and for any advice given to the Company in connection with any determination made by the Company.

If the Independent Adviser determines in good faith that:

(i)

there is a Successor Rate, then such Successor Rate shall (subject to application of the Adjustment Spread provisions described below) subsequently be used in place of the Original Reference Rate to determine the relevant interest rate (or the relevant component part(s) thereof) for all relevant future payments of interest on the Securities of this series (subject to the further operation of the provisions described in this “Benchmark Discontinuation” section); or

(ii)

there is no Successor Rate but that there is an Alternative Rate, then such Alternative Rate shall (subject to the application of the Adjustment Spread provisions described below) subsequently be used in place of the Original Reference Rate to determine the relevant interest rate (or the relevant component part(s) thereof) for all relevant future payments of interest on the Securities of this series (subject to the further operation of the provisions described in this “Benchmark Discontinuation” section).

If the Independent Adviser determines in good faith (i) that an Adjustment Spread is required to be applied to the Successor Rate or the Alternative Rate (as the case may be) and (ii) the quantum of, or a formula or methodology for determining, such Adjustment Spread, then such Adjustment Spread shall be applied to the Successor Rate or the Alternative Rate (as the case may be) for each subsequent determination of a relevant interest rate (or a relevant component part thereof) by reference to such Successor Rate or Alternative Rate (as applicable).

If any Successor Rate, Alternative Rate or Adjustment Spread is determined in accordance with the provisions described herein and the Independent Adviser determines in good faith (i) that amendments to the terms and conditions of the Securities of this series are strictly necessary to ensure the proper operation of such Successor Rate, Alternative Rate and/or Adjustment Spread (such amendments, the “Benchmark Conforming Changes”) and (ii) the terms of the Benchmark Conforming Changes, then the Company shall, subject to giving notice thereof as described below, without any requirement for the consent or approval of Holders of the Securities of this series, vary the terms and conditions of the Securities of this series to give effect to such Benchmark Conforming Changes with effect from the date specified in such notice. In connection with any such variation in the terms and conditions of the Securities of this series, the Company shall comply with applicable laws and the rules of any securities exchange on which the Securities of this series are for the time being listed or admitted to trading.

The Company will promptly notify the Trustee, the Calculation Agent, the Paying Agent and the Holders of the Securities of this series of any Successor Rate, Alternative Rate, Adjustment Spread and Benchmark Conforming Changes.

In no event shall the Trustee, the Calculation Agent or the Paying Agent be responsible for determining any substitute for the Five-Year Swap Rate, for determining whether a Benchmark Event has occurred or for making any adjustments to any alternative benchmark or spread thereon or any other relevant methodology for calculating any such substitute or successor rate.

Any determination, decision or election that may be made by the Company or its designated Independent Adviser, including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the Company’s or its designated Independent Adviser’s sole discretion and, notwithstanding anything to the contrary in any documentation relating to the Securities of this series, shall become effective without consent from the Holders of the Securities of this series or any other party. None of the Trustee, the Calculation Agent, the Paying Agent or the Common Depositary will have any liability for any determination made by or on behalf of the Company or its designated Independent Adviser in connection with a Benchmark Event, including with respect to any Benchmark Conforming Changes.

Notwithstanding any of the foregoing discussion in this “Benchmark Discontinuation” section, no Successor Rate or Alternative Rate will be adopted, nor will the applicable Adjustment Spread or Benchmark Conforming Changes be applied, if and to the extent that, in the Company’s determination, the same could reasonably be expected to (i) result in a reduction of the amount of “equity credit” assigned to the Securities of this series by any rating agency when compared to the “equity credit” assigned to the Securities of this series immediately prior to the occurrence of the relevant Benchmark Event from such rating agency or (ii) otherwise prejudice the eligibility of the Securities of this series for “equity credit” from any rating agency.

If, following the occurrence of a Benchmark Event and in relation to the determination of the interest rate on the immediately following Reset Interest Determination Date, no Independent Adviser has been appointed, no Successor Rate or Alternative Rate (as applicable) is determined by the Independent Adviser or no Successor Rate or Alternative Rate is adopted in accordance with the provisions of this “Benchmark Discontinuation” section, the Five-Year Swap Rate will continue to apply for the purpose of determining such interest rate on such Reset Interest Determination Date and will be equal to the last Five-Year Swap Rate available on the Reset Screen Page as determined by the Calculation Agent; provided, however, that the interest rate during any Interest Reset Period will not reset below zero.

For purposes of the Securities of this series, the following terms shall have the following definitions:

“Adjustment Spread” means either a spread (which may be positive or negative), or the formula or methodology for calculating a spread, in either case, which the Independent Adviser determines and which is required to be applied to the Successor Rate or the Alternative Rate (as the case may be) to reduce or eliminate, to the fullest extent reasonably practicable in the circumstances, any economic prejudice or benefit (as the case may be) to Holders of the Securities of this series as a result of the replacement of the Original Reference Rate with the Successor Rate or the Alternative Rate (as the case may be) and is the spread, formula or methodology which:

(i)

in the case of a Successor Rate, is formally recommended, or formally provided as an option for parties to adopt, in relation to the replacement of the Original Reference Rate with the Successor Rate by any Relevant Nominating Body (as defined herein);

(ii)

in the case of an Alternative Rate (or in the case of a Successor Rate where (i) above does not apply), is in customary market usage in the international debt capital markets for transactions which reference the Original Reference Rate, where such rate has been replaced by the Alternative Rate (or, as the case may be, the Successor Rate); or

(iii)

if no such recommendation or option has been made (or made available), or the Independent Adviser determines there is no such spread, formula or methodology in customary market usage, the Independent Adviser, acting in good faith, determines to be appropriate.

“Alternative Rate” means, in the absence of Successor Rate, an alternative benchmark or screen rate that the Independent Adviser determines as described herein is in customary market usage in the international debt capital markets for the purposes of determining rates of interest (or the relevant component part thereof) for a commensurate interest period (if there is such a customary market usage at such time) and in the same currency as the Securities of this series.

“Benchmark Event” means, with respect to the Original Reference Rate:

(i)	the Original Reference Rate ceasing to be published for a period of at least five (5) Business Days or ceasing to exist;

(ii)

the later of (a) the making of a public statement by the administrator of the Original Reference Rate that it will, on or before a specified date, cease publishing the Original Reference Rate permanently or indefinitely (in circumstances where no successor administrator has been appointed that will continue publication of the Original Reference Rate) and (b) the date falling six months prior to the specified date referred to in clause (ii)(a);

(iii)	the making of a public statement by the supervisor of the administrator of the Original Reference Rate that the Original Reference Rate has been permanently or indefinitely discontinued;

(iv)

the later of (a) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that the Original Reference Rate will, on or before a specified date, be permanently or indefinitely discontinued and (b) the date falling six months prior to the specified date referred to in clause (iv)(a);

(v)

the making of a public statement by the supervisor of the administrator of the Original Reference Rate that means the Original Reference Rate will be prohibited from being used or that its use will be subject to restrictions or adverse consequences, in each case within the following six months;

(vi)

it has, or will prior to the next Reset Interest Determination Date, become unlawful for the Company, the party responsible for determining the interest rate (being the Calculation Agent) or any paying agent to calculate any payment due to be made to any Holder of a Security of this series using the Original Reference Rate (including, without limitation, under Regulation (EU) 2016/1011 (the “Benchmarks Regulation”), if applicable);

(vii)

that a decision to withdraw the authorization or registration pursuant to Article 35 of the Benchmarks Regulation of any benchmark administrator previously authorized to publish such Original Reference Rate has been adopted; or

(viii)

the making of a public statement by the supervisor of the administrator of the Original Reference Rate that, in the view of such supervisor, such Original Reference Rate is no longer representative of an underlying market or its methodology has materially changed.

“Business Day” means a day other than a Saturday or Sunday, (i) which is not a day on which banks in New York City, New York or London, England are generally authorized or obligated by law, regulation or executive order to close and (ii) is a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the T2 system), or any successor thereto, operates.

“Independent Adviser” means an independent financial institution of international repute or an independent adviser of recognized standing with appropriate expertise, appointed by the Company at the Company’s own expense as described herein.

“Original Reference Rate” means the Five-Year Swap Rate or any component part thereof.

“Relevant Nominating Body” means, in respect of a benchmark or screen rate (as applicable):

(i)

the central bank for the currency to which the benchmark or screen rate (as applicable) relates, or any central bank or other supervisory authority which is responsible for supervising the administrator of the benchmark or screen rate (as applicable); or

(ii)

any working group or committee sponsored by, chaired or co-chaired by or constituted at the request of (a) the central bank for the currency to which the benchmark or screen rate (as applicable) relates, (b) any central bank or other supervisory authority which is responsible for supervising the administrator of the benchmark or screen rate (as applicable), (c) a group of the aforementioned central banks or other supervisory authorities or (d) the Financial Stability Board or any part thereof.

“Reset Interest Determination Date” means the day which is two (2) Business Days preceding the applicable Interest Reset Date.

“Reset Reference Bank Rate” means the percentage rate determined on the basis of the euro mid-market swap reference rate for a term of five years provided by at least four leading swap dealers in the interbank market selected by the Company (the “Reference Banks”) to the Calculation Agent at approximately 11:00 a.m. (Frankfurt time) on the Reset Interest Determination Date. If at least three quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If two quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of the quotations. If one quotation is provided, the Reset Reference Bank Rate will be such quotation.

“Reset Screen Page” means Reuters screen “ICESWAP2 / EURFIXA” (or such other page as may replace such page on Reuters or such other page as may be determined by the Company in consultation with the Calculation Agent for the purposes of displaying comparable rates).

“Successor Rate” means a successor to or replacement of the Original Reference Rate that is formally recommended by any Relevant Nominating Body. If, following a Benchmark Event, more than one successor or replacement rate is recommended by any Relevant Nominating Body, the Independent Adviser will determine, among those successor or replacement rates, the one that is the most appropriate, taking into consideration, without limitation, the particular features of the Securities of this series.

Redemption. In addition to the Company’s right to redeem the Securities of this series in connection with a Tax Deductibility Event (as defined herein), a Rating Agency Event (as defined herein), a Tax Withholding Event (as defined herein) or a Substantial Repurchase Event (as defined herein), this Security is also subject to redemption at the election of the Company on not less than 10 days nor more than 60 days’ prior notice to the Holders, in whole, but not in part, for cash at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to 100% of the principal amount of the Securities of this series being redeemed (i) on any day during the period commencing on and including August 28, 2031 (the “First Par Call Date”) and ending on and including the First Interest Reset Date, and (ii) on any interest payment date after the First Interest Reset Date, plus, in either case, accrued and unpaid interest on those Securities of this series (including, for the avoidance of doubt, any Additional Interest) to, but not including, the Redemption Date. In addition, the Company may, at any time, or from time to time, purchase all or some of the Securities of this series by tender, in the open market or by private agreement, subject to applicable law.

This Security is subject to redemption at the election of the Company on not less than 10 days nor more than 60 days’ prior notice to the Holders, in whole, but not in part, for cash at any time following the occurrence of either a Tax Deductibility Event or a Rating Agency Event at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to (i) 101% of the principal amount of the Securities of this series being redeemed, if the Redemption Date is prior to the First Par Call Date, or (ii) 100% of principal amount of the Securities of this series being redeemed, if the Redemption Date is on or after the First Par Call Date, plus, in either case, accrued and unpaid interest on those Securities of this series (including, for the avoidance of doubt, any Additional Interest) to, but not including, the Redemption Date.

“Tax Deductibility Event” means the receipt by the Company of an opinion of a nationally recognized accounting firm or counsel experienced in such tax matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under such laws or treaties, (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation), (c) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, or (d) any threatened challenge asserted in writing in connection with an audit of the Company or any of the Company’s subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Securities of this series, which amendment, clarification, or change is effective, or which administrative action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known, in each case after May 19, 2026, there is more than an insubstantial risk that interest payable by the Company on the Securities of this series is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes. The Trustee shall not be charged with knowledge of whether a Tax Deductibility Event has occurred.

“Rating Agency Event” means as of any date, a change, clarification, or amendment in the methodology in assigning equity credit to securities such as the Securities of this series published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (or any successor provision thereto), that then publishes a rating for the Company (together with any successor thereto, a “rating agency”), (a) as such methodology was in effect on May 19, 2026, in the case of any rating agency that published a rating for the Company as of May 19, 2026, or (b) as such methodology was in effect on the date such rating agency first published a rating for the Company, in the case of any rating agency that first publishes a rating for the Company after May 19, 2026 (in the case of either clause (a) or (b), the current methodology), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Securities of this series by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Securities of this series as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Securities of this series by such rating agency had the current methodology not been changed. The Trustee shall not be charged with knowledge of whether a Rating Agency Event has occurred.

This Security is subject to redemption at the Company’s election, in whole, but not in part, for cash at any time on giving not less than 10 days nor more than 90 days’ prior notice to the Holders, at a redemption price equal to 100% of the principal amount of the Securities of this series, plus accrued and unpaid interest on the principal amount of the Securities of this series to, but not including, the Redemption Date, if:

(i)

the Company has or will become obliged to pay Additional Amounts with respect to the Securities of this series as provided or referred to under “Additional Amounts” below as a result of any change in, or amendment to, the laws, treaties, or rulings of the United States or any political subdivision or any authority thereof or therein having the power to tax, or any change in the application or official interpretation of such laws or regulations or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted or adopted on or after May 26, 2026; or

(ii)

on or after May 26, 2026, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any authority thereof or therein having the power to tax, including any of those actions specified in clause (i) above, whether or not such action was taken or decision was rendered with respect to the Company, or any change, amendment, application or interpretation is officially proposed, which, in any such case, will result in a material probability that the Company will become obliged to pay Additional Amounts with respect to the Securities of this series; provided, however, that, prior to the publication of any notice of redemption pursuant to this paragraph, the Company has delivered to the Trustee an Officer’s Certificate (as defined in the Indenture) stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right so to redeem have occurred and a copy of an opinion of a reputable independent counsel of the Company’s choosing to that effect based on that statement of facts. However, no such notice of redemption shall be given less than 10 days nor more than 90 days prior to the earliest date on which the Company would be obliged to pay such Additional Amounts if a payment in respect of the Securities of this series were then due.

This Security is subject to redemption at the Company’s election, in whole, but not in part, for cash at any time on giving not less than 10 days nor more than 60 days’ prior notice to the Holders, at a redemption price equal to 100% of the principal amount of the Securities of this series being redeemed, plus accrued and unpaid interest on the principal amount of Securities of this series to, but not including, the date of redemption, if prior to the Redemption Date the Company has repurchased Securities of this series equal to or in excess of 75% of the aggregate principal amount of Securities of this series issued (which for these purposes shall include any additional Securities of this series issued by the Company).

As provided in the Indenture, notice of redemption at the election of the Company may state that such redemption shall be conditional upon the receipt by the applicable Paying Agent or Agents of money sufficient to pay the principal of and premium, if any, interest, and Additional Interest on this Security on or prior to the date fixed for such redemption; a notice of redemption so conditioned shall be of no force or effect if such money is not so received and, in such event, the Company shall not be required to redeem this Security.

The Company will notify the Trustee of the redemption price prior to the redemption date. The Trustee may rely upon the redemption price contained in any such notice from the Company, and the Trustee shall not be responsible for, or be liable in connection with, the calculation of such redemption price (or any component thereof).

Upon payment of the redemption price on and after the applicable Redemption Date, interest will cease to accrue on the Securities of this series called for redemption. In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

Additional Amounts. All payments of principal, interest, Additional Interest and premium, if any, in respect of the Securities of this series will be made free and clear of, and without deduction or withholding for or on account of any present or future taxes, duties, assessments or other governmental charges imposed, levied, collected, withheld or assessed by the United States (as defined herein) or any political subdivision or taxing authority of or in the United States (collectively, “Taxes”), unless such withholding or deduction is required by law.

In the event such withholding or deduction of Taxes is required by law, the Company will, subject to the exceptions and limitations described below, pay such additional amounts (“Additional Amounts”) on the Securities of this series as will result in the receipt by each beneficial owner of the Securities of this series that is not a U.S. Person of such amounts (after all such withholding or deduction, including any Tax imposed on any Additional Amounts so paid) as would have been received by such beneficial owner had no such withholding or deduction been required. The Company will not be required, however, to make any payment of Additional Amounts for or on account of:

(1)	any Taxes that would not have been imposed, withheld or deducted but for:

(a)

the existence of any present or former connection (other than a connection arising solely from the ownership of those Securities of this series or the receipt of payments in respect of those Securities of this series) between a Holder of a Security of this series (or the beneficial owner for whose benefit such Holder holds such Security of this series), or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or possessor of a power over, such Holder or beneficial owner (if that Holder or beneficial owner is an estate, trust, a limited liability company, partnership, corporation or similar entity) and the United States, including, without limitation, such Holder or beneficial owner, or such fiduciary, settlor, beneficiary, member, shareholder, other equity owner or possessor, (i) being or having been (or being treated as or having been treated as) a citizen or resident or treated as a resident of the United States, (ii) being or having been engaged in trade or business or present in the United States or (iii) having or having had (or being treated as having or being treated as having had) a permanent establishment in the United States or having been incorporated therein;

(b)

the presentation of a Security of this series for payment on a date more than 10 days after the later of (i) the date on which such payment became due and payable and (ii) the date on which payment is duly provided for; or

(c)

the failure of a beneficial owner or any Holder of the Securities of this series to comply with any applicable certification, information, documentation or other reporting requirement requested by the Company or the Company’s agents concerning the nationality, residence, identity or connections with the United States of such beneficial owner or Holder of the Securities of this series or otherwise to establish entitlement to a partial or complete exemption from such Taxes (including, but not limited to, the requirement to provide an applicable Internal Revenue Service (IRS) Form W-8, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty);

(2)	any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property, wealth or similar Taxes;

(3)

any Taxes imposed by reason of the beneficial owner’s past or present status as a passive foreign investment company, a controlled foreign corporation, a foreign private foundation or other foreign tax-exempt organization or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid US federal income tax;

(4)	any Taxes which are payable by any method other than by withholding or deducting from payment of principal of or premium, if any, or interest on such Securities of this series;

(5)

any Taxes required to be withheld by any paying agent from any payment of principal of or premium on, if any, or interest on, or the redemption price for, any Securities of this series if such payment can be made without withholding by at least one other paying agent;

(6)

any Taxes imposed, withheld or deducted on interest received by (1) a 10% shareholder (as defined in Section 871(h)(3)(B) of the US Internal Revenue Code of 1986, as amended (the “Code”)), (2) a controlled foreign corporation that is related to the Company within the meaning of Section 864(d)(4) of the Code, or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code;

(7)

any Taxes that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later;

(8)

any Taxes imposed, withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections) (“FATCA”), any current or future regulations, official interpretations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith; or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

(9)	any backup withholding Taxes;

(10)	any Taxes for which the Holder (or beneficial owner) is entitled to a refund or credit;

(11)

any Taxes that are payable by a Holder that is not the beneficial owner of the Securities of this series, or a portion of the Securities of this series, or that is a fiduciary, partnership, limited liability company or other similar entity, to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of an Additional Amount had such beneficial owner, beneficiary, settlor, fiduciary or member received directly its beneficial or distributive share of the payment; or

(12)	any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9), (10), and (11) above.

As used with respect to the payment of Additional Amounts, the term “United States” means the United States of America, the states thereof (including the District of Columbia) and any other political subdivision, territory or possession thereof, or taxing authority thereof or therein affecting taxation; and the term “US Person” means any individual who is a citizen or resident of the United States for US federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States or any state of the United States (including the District of Columbia) (other than a partnership that is not treated as a United States person under any applicable US Treasury regulations), or any estate or trust the income of which is subject to US federal income taxation regardless of its source.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee as such Holder’s attorney-in-fact for any and all such purposes. Each Holder hereof, by such Holder’s acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security upon compliance with certain conditions set forth in the Indenture, including the Officer’s Certificate described above.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of and interest on the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture; provided however, that the principal of and interest on the Securities of this series shall not be declared due and payable by reason of the occurrence and continuation of an Event of Default specified in Section 801(c) of the Indenture applicable to the Securities of this series, and any notice of declaration of acceleration based on such Event of Default shall be null and void with respect to the Securities of this series. The Securities of this series will not be considered Outstanding for the purpose of determining whether the required vote described in Section 802 of the Indenture has been obtained for the declaration of acceleration by reason of the occurrence and continuation of an Event of Default specified in Section 801(c) of the Indenture applicable to the Securities of this series.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected by such amendment to the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be thus affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by Holders of the specified percentages in principal amount of the Securities of this series shall be conclusive and binding upon all current and future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of a majority in aggregate principal amount of the Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity satisfactory to it in its reasonable judgment, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

Pursuant to Section 312 of the Indenture, so long as no Event of Default under the Indenture has occurred and is continuing with respect to the Securities of any series, the Company shall have the right, at any time and from time to time during the term of the Securities of this series, to defer the payment of interest for a period not exceeding five (5) consecutive years (each period, commencing on the date that the first such payment would otherwise be made, an “Optional Deferral Period”); provided, however, that no Optional Deferral Period shall extend beyond the Stated Maturity Date or end on a day other than an Interest Payment Date. During an Optional Deferral Period, interest on the Securities of this series (calculated for each Interest Period in the manner provided for on the face hereof, as if the interest payment had not been so deferred) will continue to accrue compounded annually at the then prevailing rate per annum borne by the Securities of this series. During an Optional Deferral Period, any deferred interest on the Securities of this series will accrue additional interest compounded annually, on any interest payment that is not made on the applicable Interest Payment Date, which shall accrue at the then prevailing rate per annum borne by the Securities of this series, to the extent permitted by applicable law (“Additional Interest”). At the end of an Optional Deferral Period, which shall be an Interest Payment Date, the Company shall pay all interest accrued and unpaid hereon, including Additional Interest accrued on the deferred interest, to the Person in whose name the Securities of this series are registered at the close of business on the Regular Record Date for the Interest Payment Date on which such Optional Deferral Period ended; provided, however, that any such accrued and unpaid interest payable on the Stated Maturity Date or a Redemption Date will be paid to the Person to whom principal is payable. During any such Optional Deferral Period, the Company will not (i) declare or pay any dividend or distribution on the Company’s membership interests, except for contractual tax payments made by the Company, (ii) redeem, purchase, acquire or make a liquidation payment with respect to any of the Company’s membership interests, (iii) pay any principal, interest or premium on, or repay, repurchase or redeem any of the Company’s debt securities that are equal or junior in right of payment to the Securities of this series, which debt securities for clarification will not include the Company’s trade accounts payable or accrued liabilities arising in the ordinary course of business, or (iv) make any payments with respect to any Company guarantee of debt securities if such guarantee is equal or junior in right of payment to the Securities of this series. The foregoing provisions shall not prevent or restrict the Company from undertaking any of the actions permitted by Section 607 of the Indenture.

Prior to the termination of any such Optional Deferral Period, the Company may further defer the payment of interest, provided that such Optional Deferral Period together with all such previous and further deferrals of interest payments shall not exceed five (5) consecutive years at any one time or extend beyond the Stated Maturity Date. Upon the termination of any such Optional Deferral Period and the payment of all amounts then due, including Additional Interest, if any, the Company may elect to begin a new Optional Deferral Period, subject to the above requirements. No interest shall be due and payable during an Optional Deferral Period, except at the end thereof except upon a redemption of the Securities of this series during the Optional Deferral Period. The Company will give the Holders (with a copy to the Trustee) notice of its election of an Optional Deferral Period at least 10 days and not more than 60 days before the applicable Interest Payment Date.

The Securities of this series are issuable only in registered form without coupons in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein and herein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor and of authorized denominations, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

The Company shall pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise from the execution, delivery, enforcement or registration of the Securities of this series or any other document or instrument in relation thereto.

The Company shall not be required to execute and the Security Registrar shall not be required to register the transfer of or exchange of (a) Securities of this series during a period of 15 days immediately preceding the date notice is given identifying the serial numbers of the Securities of this series called for redemption or (b) any Security so selected for redemption in whole or in part, except the unredeemed portion of any Security being redeemed in part. The Company shall not be required to make transfers or exchanges of the Securities of this series for a period of 15 days next preceding an Interest Payment Date.

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee or any such agent shall be affected by notice to the contrary.

The Company has agreed, and, by acceptance of this Security, the Holder will be deemed to have agreed, to treat this Security as indebtedness for United States federal, state and local tax purposes.

Each Holder shall be deemed to understand that the offer and sale of the Securities of this series have not been registered under the Securities Act and that the Securities of this series may not be resold, pledged or otherwise transferred other than as permitted in the following sentence. Each Holder shall be deemed to agree, on its own behalf and on behalf of any accounts for which it is acting as hereinafter stated, that if such Holder resells, pledges or otherwise transfers any Securities of this series, such Holder will do so only (A) to the Company, (B) in a transaction entitled to an exemption from registration provided by Rule 144 under the Securities Act, (C) so long as Securities of this series are eligible for resale pursuant to Rule 144A under the Securities Act, to a Person whom such Holder reasonably believes is a “qualified institutional buyer” within the meaning of Rule 144A that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (D) in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act, (E) in accordance with another applicable exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel acceptable to the Company), or (F) pursuant to an effective registration statement under the Securities Act, and each Holder is further deemed to agree to provide to any Person purchasing any of the Securities of this series from it a notice advising such purchaser that resales of the Securities of this series are restricted as stated herein.

Each Holder shall be deemed to understand that, on any proposed resale of any Securities of this series pursuant to the exemption from registration under Rule 144 under the Securities Act, any Holder making any such proposed resale will be required to furnish to the Trustee and the Company such certifications, legal opinions and other information as the Trustee and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions.

This Security shall be governed by and construed in accordance with the laws of the State of New York (including without limitation Section 5-1401 of the New York General Obligations Law or any successor to such statute), except to the extent that the Trust Indenture Act shall be applicable and except to the extent that the laws of the State of Texas shall mandatorily govern.

As provided in the Indenture, no recourse shall be had for the payment of the principal of or premium, if any, interest, or Additional Interest, on any Securities, or any part thereof, or for any claim based thereon or otherwise in respect thereof, or of the indebtedness represented thereby, or upon any obligation, covenant or agreement under the Indenture, against, and no personal liability whatsoever shall attach to, or be incurred by, any incorporator, stockholder, member, officer or director, as such, past, present or future of the Company or of any predecessor or successor corporation (either directly or through the Company or a predecessor or successor corporation), whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that the Indenture and all the Securities are solely corporate obligations and that any such personal liability is hereby expressly waived and released as a condition of, and as part of the consideration for, the execution of the Indenture and the issuance of the Securities.

Unless the certificate of authentication hereon has been executed by the Trustee referred to herein by manual or electronic signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:

[FORM OF CERTIFICATE OF AUTHENTICATION]

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

EXHIBIT B

[FORM OF CERTIFICATE OF TRANSFER]

CERTIFICATE OF TRANSFER

4.55% JUNIOR SUBORDINATED NOTES DUE 2056

FOR VALUE RECEIVED, the undersigned sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER IDENTIFYING NUMBER OF ASSIGNEE

Name and address of assignee must be printed or typewritten.

the within Security of the Company and does hereby irrevocably constitute and appoint      to transfer the said Security on the books of the within-named Company, with full power of substitution in the premises.

The undersigned certifies that said Security is being resold, pledged or otherwise transferred as follows: (check one)

☐	to the Company;

☐

to a Person whom the undersigned reasonably believes is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A;

☐	in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act;

☐	as otherwise permitted by the non-registration legend appearing on this Security; or

☐	as otherwise agreed by the Company, confirmed in writing to the Trustee, as follows: [describe]

Notice: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement, or any change whatsoever.

Dated:

Signature: ___________________

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee and the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Trustee and the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.